UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 13, 2012
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ASIA GREEN AGRICULTURE CORPORATION
(Exact name of registrant as specified in its charter)
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Nevada	0-53343	26-2809270
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Shuinan Industrial Area, Songxi County, Fujian Province, China	353500
(Address of principal executive offices)	(Zip Code)

(+86) 0599-2335520
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This Current Report on Form 8-K is filed by Asia Green Agriculture Corporation, a Nevada corporation (which we may refer to as “we”, “us”, “our” or the “Company”), in connection with the matters described herein:

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Changes in Control of the Registrant.

(a)           The Company has been informed that pursuant to a Share Purchase and Sale Agreement dated December 13, 2012 (the “Closing Date”), Mr. Zhan Youdai (“Mr. Zhan”), the Chief Executive Officer and a director of the Company, purchased 22,467,568 shares of common stock of the Company (the “Shares”) held by Mr. Cai Yangbo (“Mr. Cai”) for the market trading price of the Shares on the business day prior to the Closing Date, which was $0.50 per share, for an aggregate purchase price of $11,233,784. Mr. Cai transferred the Shares, representing approximately 61% of the issued and outstanding common stock of the Company, to Mr. Zhan in a private transaction intended to be exempt from registration under the Securities Act of 1933, as amended. Mr. Zhan purchased the Shares using his personal funds.

As a result of the completion of the transfer of the Shares, Mr. Cai no longer owns any shares of the Company’s common stock as of December 13, 2012. Mr. Zhan now beneficially owns approximately 61% of the outstanding voting securities of the Company and is the largest single holder of the Company’s common stock. There are no arrangements or understandings between Cai Yangbo and Zhan Youdai and their respective agents and associates with respect to the election of directors or other matters.

The Company is not aware of any arrangements or understandings other than as disclosed above that could result in any subsequent changes in control of the Company.

(b)           The Company is not aware of any arrangements or understandings between Mr. Zhan and Mr. Cai with respect to the election of directors or any other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA GREEN AGRICULTURE CORPORATION

By:	/s/ Chin Hon Siang Alex
Name: Chin Hon Siang Alex
Title: Chief Financial Officer

Date: December 14, 2012